UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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American Assets Trust, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 15, 2016
Dear Fellow Stockholder:

On behalf of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, I cordially invite you to attend our Annual Meeting of Stockholders on Tuesday, June 14, 2016, at 11455 El Camino Real, San Diego, California 92130, ICW Boardroom — 2nd Floor at 9:00 a.m. (PDT).

The notice of meeting and Proxy Statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy to vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the Proxy Statement.

Thank you for your continued support of American Assets Trust, Inc.

Sincerely yours,

Ernest S. Rady
Chairman of the Board of Directors, President and Chief Executive Officer

American Assets Trust, Inc.
11455 El Camino Real, Suite 200
San Diego, California 92130
(858) 350-2600

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2016 Annual Meeting of Stockholders of American Assets Trust, Inc., a Maryland corporation. The meeting will be held at 9:00 a.m. (PDT), on Tuesday, June 14, 2016, at 11455 El Camino Real, San Diego, California 92130, ICW Boardroom — 2nd Floor.

At the 2016 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:

(1)	The election of five directors, each to serve until the next annual meeting of our stockholders and until his successor is duly elected and qualifies;

(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(3)	An advisory resolution to approve the Company's executive compensation for the fiscal year ended December 31, 2015, as described in the accompanying Proxy Statement; and

(4)	Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Proxy Statement more fully describes these proposals.

You must own shares of American Assets Trust, Inc. common stock at the close of business on April 1, 2016, the record date for the 2016 Annual Meeting of Stockholders, to attend and vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D. and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 1, 2016.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 15, 2016, and provide access to our proxy materials over the Internet, beginning on April 15, 2016, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet.

YOUR PROXY IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please authorize your proxy as soon as possible to ensure that your shares will be represented at the annual meeting.

By Order of the Board of Directors,

Adam Wyll
Senior Vice President, General Counsel and Secretary

San Diego, California
April 15, 2016

This Proxy Statement and accompanying proxy card are available beginning April 15, 2016 in connection with the solicitation of proxies by the Board of Directors of American Assets Trust, Inc., for use at the 2016 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2015 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.
Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on June 14, 2016. The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2015 Annual Report are available at https://materials.proxyvote.com/024013.

i

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials? Our Board of Directors is making these materials available to you over the Internet or by delivering paper copies to you by mail in connection with American Assets Trust, Inc.'s Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

Where and when is the Annual Meeting? The Annual Meeting will be held at 9:00 a.m. (PDT) on Tuesday, June 14, 2016 at 11455 El Camino Real, San Diego, California 92130, ICW Boardroom — 2nd Floor.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and an advisory resolution to approve the Company's executive compensation for the fiscal year ended December 31, 2015. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting? All of our stockholders as of the close of business on April 1, 2016, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Authorizing a proxy in response to this solicitation will not affect a stockholder's right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 1, 2016 to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

(1)	the election of five directors;

(2)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

(3)	an advisory resolution to approve the Company's executive compensation for the fiscal year ended December 31, 2015; and

(4)	any other business properly introduced at the Annual Meeting.

What are the Board's recommendations? The Board recommends a vote:

•	for the election of each nominee named in this Proxy Statement (see Proposal No. 1);

•	for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 (see Proposal No. 2); and

•	for the advisory resolution to approve the Company's executive compensation (see Proposal No. 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on April 1, 2016, which is the record date for the Annual Meeting. You are entitled to cast one vote in the election of directors for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. As of April 1, 2016, we had 45,407,402 shares of common stock outstanding.

Who counts the votes? A representative or agent of Broadridge Financial Solutions, Inc. will tabulate the votes and will act as the inspector of the election.

Is my vote confidential? Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2016). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is a quorum for the Annual Meeting? The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairman of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of April 1, 2016 without notice other than announcement at the meeting. We may also postpone the Annual Meeting to a date that is not later than 120 days after the original record date or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of all the votes cast in the election of directors.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and to adopt the advisory resolution on executive compensation (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board's recommendation on that matter.

If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange, or NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:

•
With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.

•	With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares on this matter if no instructions are received from you.

•
With respect to Proposal No. 3 (Advisory Resolution on Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on Proposal No. 3.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. However, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•	If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;

•	Call 1-800-690-6903; or

•
Log on to the Internet at https://materials.proxyvote.com/024013 and follow the instructions at that site. The web site address for authorizing a proxy by Internet is also provided on your Notice of Internet Availability.

Telephone and Internet proxy authorizations will close at 11:59 p.m. (EDT) on June 13, 2016. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares of common stock: FOR all of the nominees for director named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory resolution to approve the Company's executive compensation.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•	Filing written notice of revocation before or at our Annual Meeting with our Secretary, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the three proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Corporate Governance page of the Investor Relations section on our web site at www.americanassetstrust.com. (We are not including the other information contained on, or available through, our web site as a part of, or incorporating such information by reference into, this Proxy Statement).

INFORMATION ABOUT THE BOARD
PROPOSAL NO. 1
NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect five directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify.

The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of American Assets Trust, Inc. and each of the nominees has consented, if elected as a director, to serve until his term expires.

Your proxy holder will cast your votes for each of the Board's nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends that the stockholders vote “FOR” the five nominees listed below.

Name	Age	Position
Ernest S. Rady	78	Chairman of the Board of Directors, President and Chief Executive Officer
Larry E. Finger †	63	Director, Audit Committee Chairperson and Compensation Committee Member
Duane A. Nelles †	72	Director, Audit Committee Member, Compensation Committee Member and Governance Committee Chairperson
Thomas S. Olinger †	49	Director, Audit Committee Member and Governance Committee Member
Dr. Robert S. Sullivan †	72	Director, Compensation Committee Chairperson and Governance Committee Member
† Independent within the meaning of the NYSE listing standards.

Ernest S. Rady. Mr. Rady has served as Chairman of our Board of Directors since the completion of our initial public offering and as our President and Chief Executive Officer since September 2015. Mr. Rady has over 40 years of experience in real estate management and development, having founded American Assets, Inc. in 1967 and currently serving as its president and chairman of its board of directors. In 1971, he also founded Insurance Company of the West and Westcorp, a financial services holding company. From 1973 until 2006, Mr. Rady served as chairman and chief executive officer of Westcorp. He served as chairman of Western Financial Bank from 1982 until 2006 and chief executive officer of Western Financial from 1994 until 1996 and from 1998 until 2006. He also served as a director of WFS Financial Inc., an automobile finance company, from 1988 until 2006 and as chairman from 1995 until 2006. From 2006 until 2007, Mr. Rady served as chairman of dealer finance business and California banking business for Wachovia Corporation, and also served as a director from 2006 until 2008. Mr. Rady currently serves as chairman of the board of directors of Insurance Company of the West, chairman of the Dean's Advisory Council of the Rady School of Management at the University of California, San Diego and trustee of the Salk Institute for Biological Sciences. Mr. Rady received his degrees in commerce and law from the University of Manitoba. Our Board of Directors determined that Mr. Rady should serve as a director based on his extensive knowledge of American Assets, Inc. and his wealth of experience in the commercial real estate and finance industries.

Larry E. Finger. Mr. Finger has served as a member of our Board of Directors since the completion of our initial public offering. Since 2008, Mr. Finger has served as president of Strategic Advisory, Inc., an advisory services company. Prior to forming Strategic Advisory, Inc., Mr. Finger served as chief financial officer of Federal Realty Investment Trust from 2002 until 2007. During his tenure at Federal Realty Investment Trust, Mr. Finger also served as executive vice president from 2005 until 2007 and as senior vice president from 2002 until 2005. From 1993 until 2001, he served as chief financial officer of Washington Real Estate Investment Trust. From 1978 until 1991, Mr. Finger served in various senior management positions, including chief operating officer, and served as the only U.S. and only non-shareholder director of Savage/Fogarty Companies, Inc., a Dutch-owned real estate development company. Mr. Finger received his Juris Doctor degree from Georgetown University Law Center and his Bachelor of Science degree in accountancy from the University of Illinois. Mr. Finger was licensed as a Certified Public Accountant in Maryland in 1976 and was admitted to the District of Columbia Bar in 1981. Our Board of Directors determined that Mr. Finger should serve as a director based on his financial background and experience as an executive officer of publicly traded real estate investment trusts, or REITs. Mr. Finger is the chairperson of our Board's Audit Committee and is a member of our Board's Compensation Committee.

Duane A. Nelles. Mr. Nelles has served as a member of our Board of Directors since the completion of our initial public offering. Since 1987, Mr. Nelles has been in the personal private investment business, including serving as president of CICA, Inc. From 1968 until 1987, Mr. Nelles was a partner in the international public accounting firm of Coopers & Lybrand LLP. Mr. Nelles served as a director of Qualcomm, Inc. from August 1988 to July 2015. From 2003 until 2006, Mr. Nelles served as a director of Westcorp, a financial services holding company, and Western Financial Bank. Mr. Nelles also served as a director of WFS Financial Inc., an automobile finance company, from 1995 until 2006. Mr. Nelles earned his Master of Business Administration degree from the University of Michigan and his Bachelor of Arts degree in economics and mathematics from Albion College. Our Board of Directors determined that Mr. Nelles should serve as a director based on his expertise with publicly traded companies, as well as his financial background. Mr. Nelles is the chairperson of our Board's Governance Committee and is a member of our Board's Compensation Committee and Audit Committee.

Thomas S. Olinger. Mr. Olinger has served as a member of our Board of Directors since the completion of our initial public offering. Since May 2012, Mr. Olinger has served as chief financial officer of Prologis, Inc., a global operator and developer of logistics real estate. From June 2011 to May 2012, Mr. Olinger served as chief integration officer of Prologis, Inc. From 2007 to June 2011, Mr. Olinger served as chief financial officer of AMB Property Corporation, a global operator and developer of logistics real estate, which was merged with and into Prologis, Inc. in June 2011. From 2002 until 2007, Mr. Olinger served as vice president and corporate controller of Oracle Corporation, a computer hardware and software company. Mr. Olinger began his professional career in 1988 with Arthur Andersen LLP as an auditor and he became a partner in 1999, during which time he served various REITs. Mr. Olinger received his Bachelor of Science degree in finance from Indiana University. Our Board of Directors determined that Mr. Olinger should serve as a director based on his wealth of experience in the real estate industry, as well as his financial background. Mr. Olinger is a member of our Board's Audit Committee and Governance Committee.

Dr. Robert S. Sullivan. Dr. Sullivan has served as a member of our Board of Directors since the completion of our initial public offering. Since 2003, Dr. Sullivan has been dean of the Rady School of Management at University of California, San Diego. From 1997 until 2002, he was dean of Kenan-Flagler Business School at University of North Carolina, Chapel Hill. From 1976 until 1998, Dr. Sullivan served in a variety of senior positions at the University of Texas and Carnegie Mellon University. Since 2004, Dr. Sullivan has served on the board of directors of Cubic Corporation, and is currently its lead independent director. From 1991 until 2006, Dr. Sullivan served as a director of Stewart and Stevenson Services, Inc. Dr. Sullivan received his Doctor of Philosophy degree from Pennsylvania State University. He received his Master of Business Administration degree from Cornell University and his Bachelor of Arts degree in mathematics from Boston College. Our Board of Directors determined that Dr. Sullivan should serve as a director based on his leadership expertise and extensive experience as a director of public and private companies. Dr. Sullivan is the chairperson of our Board's Compensation Committee and a member of our Board's Governance Committee.

DIRECTOR COMPENSATION

Name (1)	Fee Earned in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Larry E. Finger	73,500	49,986	123,486
Duane A. Nelles	69,500	49,986	119,486
Thomas S. Olinger	51,500	49,986	101,486
Dr. Robert S. Sullivan	66,500	49,986	116,486
______________________

(1)
Mr. Rady, our Chairman, President and Chief Executive Officer, is not included in this table as he is an employee of our Company and does not receive compensation for his services as a director. All compensation paid to Mr. Rady for the services he provides to us is reflected in the Summary Compensation Table.

(2)
Reflects retainer and meeting fees earned in 2015. Amounts do not include reimbursable costs (i.e., airfare, hotel, car rental, etc.) incurred by directors in connection with their services as directors.

(3)
Amounts reflect the full grant-date fair value of restricted stock awards granted in 2015 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K. As of December 31, 2015, each non-employee director held 1,678 shares of restricted stock that had not vested.

Narrative Disclosure to Director Compensation Table
Non-Employee Director Compensation Program
The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve on our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation. We reimburse each of our directors for his travel expenses incurred in connection with his attendance at full Board and committee meetings.
Cash Compensation. Pursuant to this program, each non-employee director will receive an annual base retainer for his or her services of $40,000, payable in cash in quarterly installments in conjunction with quarterly meetings of the Board of Directors. In addition, each non-employee director who serves as the chair of the Audit, Compensation or Governance Committees will receive an additional annual cash retainer of $15,000, $10,000 or $10,000, respectively. Directors also receive additional cash consideration equal to $1,500 for each board meeting attended in person or by telephone, and $1,000 for each committee meeting attended in person or by telephone. Non-employee directors are permitted to elect to receive these cash amounts in the form of fully vested shares of our common stock.
Equity Compensation. Each of our non-employee directors is eligible to receive automatic grants of restricted stock under our 2011 Equity Incentive Award Plan, or 2011 Plan. On the date of each annual meeting of stockholders, each non-employee director who continues to serve on our Board of Directors following such annual meeting will be granted an award of restricted stock with a value equal to $50,000, based on the closing price of our common stock on the date of such grant. These awards of restricted stock will vest, subject to the director's continued service, upon the earlier of (i) the one-year anniversary of the date of grant or (ii) the date of the next annual meeting of our stockholders, if such non-employee director continues his or her service on the Board of Directors until the next annual meeting of our stockholders, but not thereafter (i.e., if such non-employee director is not re-elected or otherwise determines not to stand for re-election).
All awards of restricted stock granted to each non-employee director will vest in full upon a change in control (as defined in the 2011 Plan).

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•	our Board of Directors is not staggered, with each of our directors subject to re-election annually;

•
of the five persons who currently serve on our Board of Directors, our Board of Directors has determined that four, or 80%, of such directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;

•	at least one of our directors qualifies as an “audit committee financial expert” as defined by the SEC;

•	we have opted out of the control share acquisition statute in the Maryland General Corporation Law, or MGCL, and the business combination provisions of the MGCL; and

•	we do not have a stockholder rights plan.

Our directors stay informed about our business by attending meetings of our Board of Directors and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our Board of Directors is currently chaired by Mr. Rady, our Chairman, President and Chief Executive Officer. Our Board of Directors believes that Mr. Rady's service as our Chairman is in the best interests of our Company and our stockholders because Mr. Rady possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and because he is the person best positioned to develop agendas that ensure that our Board of Directors' time and attention is focused on the most critical matters. Our Board of Directors believes that Mr. Rady's role as Chairman enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and tenants.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management, independent directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. One non-management, independent director will preside as chair over each executive session of the Board that is held without management present; and such non-management, independent director will preside at all meetings of the Board at which our Chairman is not present.

The position of chair of the executive sessions of the Board is rotated quarterly among each of the non-management, independent directors in last-name alphabetical order. The current presiding non-management, independent director and additional information on the Board's executive sessions as described in our Corporate Governance Guidelines can be found at the Investor Relations / Corporate Governance link of our website at www.americanassetstrust.com. (Our web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our web site is not and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.)

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “Communications with the Board.”

BOARD MEETINGS

The Board held seven regularly scheduled meetings in 2015 to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Except as noted below, each incumbent director attended an aggregate of at least 75% of the Board meetings and the meetings of committees on which he served in 2015. Mr. Olinger attended an aggregate of approximately 69% of the Board meetings and the meetings of committees on which he served in 2015 due to scheduling conflicts with his employment with Prologis, Inc.

BOARD COMMITTEES

Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Additionally, our Board of Directors may from time to time establish other committees to facilitate the management of our company.
Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the chairperson of our Audit Committee and each other member of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board of Directors has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;

•	the integrity of our consolidated financial statements and financial reporting process;

•	our systems of disclosure controls and procedures and internal control over financial reporting;

•	our compliance with financial, legal and regulatory requirements;

•	the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

•	the performance of our internal audit function; and

•	our overall risk profile.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the Audit Committee report required by SEC regulations to be included in our annual Proxy Statement. Mr. Finger is chairperson of the Audit Committee as well as an audit committee financial expert, and Messrs. Nelles and Olinger are current members of the Audit Committee and are both audit committee financial experts. During 2015, the Audit Committee met a total of four times.

Compensation Committee
Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•	reviewing and approving the compensation of our named executive officers;

•	reviewing our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation or certain matters determined to involve compensation intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended. Dr. Sullivan is chairperson and Messrs. Finger and Nelles are members of the Compensation Committee. During 2015, the Compensation Committee met a total of four times.
Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:

•	identifying and recommending to the full Board of Directors qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines and principles and implementing and monitoring such guidelines and principles;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors, including Board size and composition, and committee composition and structure;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors;

•
facilitating the annual assessment of the Board of Directors' performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and

•	overseeing the Board of Directors' evaluation of the performance of management.
Mr. Nelles is chairperson and Dr. Sullivan and Mr. Olinger are members of the Governance Committee. During 2015, our Governance Committee met a total of two times.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees the financial reporting process of American Assets Trust, Inc., a Maryland corporation (the "Company"), on behalf of the Board of Directors (the “Board” ) of the Company, consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company's independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, Ernst & Young LLP, the Company's December 31, 2015 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with the Company's management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standard No. 16, “Communications with Audit Committees,” as amended, as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Larry E. Finger, Chair
Duane A. Nelles
Thomas S. Olinger

CORPORATE GOVERNANCE

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board of Directors established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code of business conduct and ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available at the Corporate Governance section of the Investor Relations page on our web site at www.americanassetstrust.com. In addition, these documents are also available in print to any stockholder who requests a copy from Investor Relations at American Assets Trust, Inc., 11455 El Camino Real, Suite 200, San Diego, California 92130, or by email at info@americanassets.com. In accordance with the Corporate Governance Guidelines, the Governance Committee oversees an annual assessment by the Board of the Board's performance. The Governance Committee is responsible for establishing the evaluation criteria and implementing the process for such evaluation, as well as considering other corporate governance principles that may, from time to time, merit consideration by the Board. (Our web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our web site is not, and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board of Directors is informed oversight of our risk management process. Our Board of Directors administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since January 2015, there has been no insider participation or compensation committee interlocks of the Compensation Committee. At all times since January 2015, the Compensation Committee has been comprised solely of independent, non-employee directors.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at American Assets Trust, Inc.,
c/o Adam Wyll, Senior Vice President, General Counsel and Secretary, 11455 El Camino Real, Suite 200, San Diego, California 92130. Stockholders and other interested parties also may e-mail the Chairman, the entire Board or any of its members c/o awyll@americanassets.com, or otherwise e-mail all of our independent directors c/o independentdirectors@americanassets.com. The Board may not be able to respond to all stockholder inquiries directly.

Therefore, the Board has developed a process to assist it with managing inquiries.

Our General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairman or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairman or any other director and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairman and any other independent director on request. The independent directors grant our General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is available at the Corporate Governance section of the Investor Relations page of our web site at www.americanassetstrust.com. (Our web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our web site is not, and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate's experiences, skills, and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

The Governance Committee has not set minimum qualifications for Board nominees. Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert” under Section 407 of the Sarbanes-Oxley Act of 2002, as defined by the rules of the SEC.

All potential candidates are interviewed by the Chairman of the Board and Governance Committee chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, our General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Governance Committee. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board of Directors and how the candidate satisfies the Board's criteria. The stockholder must also provide such other information about the candidate as is set forth in our Bylaws and as would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of stockholdings in American Assets Trust, Inc. All communications are to be directed to the chair of the Governance Committee, c/o American Assets Trust, Inc., 11455 El Camino Real, Suite 200, San Diego, California 92130, Attention: General Counsel. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy statement for the prior year's annual meeting will likely not be considered timely for consideration by the Governance Committee for that annual meeting.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Messrs. Finger, Nelles and Olinger qualify as “audit committee financial experts,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Finger, Nelles and Olinger were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience. Our Board determined that Messrs. Finger, Nelles and Olinger acquired the required attributes for designation as “audit committee financial experts” based on the relevant experience discussed below, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determinations.

Mr. Finger has the following relevant experience:

•	Since 2008, Mr. Finger has served as president of Strategic Advisory, Inc., an advisory services company.

•
Prior to forming Strategic Advisory, Inc., Mr. Finger served as chief financial officer of Federal Realty Investment Trust from 2002 until 2007. During his tenure at Federal Realty Investment Trust, Mr. Finger also served as executive vice president from 2005 until 2007 and as senior vice president from 2002 until 2005.

•	From 1993 until 2001, Mr. Finger served as chief financial officer of Washington Real Estate Investment Trust.

•
From 1978 until 1991, Mr. Finger served in various senior management positions, including chief operating officer, and served as the only U.S. and only non-shareholder director of Savage/Fogarty Companies, Inc., a Dutch-owned real estate development company.

•	Mr. Finger received his Juris Doctor degree from Georgetown University Law Center and his Bachelor of Science degree in accountancy from the University of Illinois.

•	Mr. Finger was licensed as a Certified Public Accountant in Maryland in 1976 and was initially admitted to the District of Columbia Bar in 1981.

Mr. Olinger has served as chief financial officer and corporate controller of certain companies as described above; he was previously an audit partner at Arthur Andersen LLP; he holds a Bachelor of Science degree in finance; and he has extensive experience with real estate investment trusts, accounting and capital markets.

Mr. Nelles has extensive experience in accounting, having previously been a partner for an international accounting firm, holds a Master of Business Administration degree and a Bachelor of Arts degree in economics and mathematics and has over 25 years of experience in the personal private investment business.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee's policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.
PRINCIPAL ACCOUNTING FEES AND SERVICES

Ernst & Young LLP's fees for the fiscal years ended December 31, 2015 and 2014 were as follows:

	Fiscal Year Ended December 31
	2015	2014
Audit Fees	$936,075	$932,985
Audit-Related Fees	1,995	16,995
Tax Fees	154,695	160,407
Total Fees	$1,092,765	$1,110,387

A description of the types of services provided in each category is as follows:

Audit Fees — Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; and audits performed, issuance of consents, issuance of comfort letters as part of underwriters' due diligence and registration statements, and review of draft responses to SEC comment letters.

Audit-Related Fees — Includes access to accounting research database.

Tax Fees — Includes tax preparation services and various domestic tax planning and advice.

All of the services performed by Ernst & Young LLP for the Company during 2015 and 2014 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy, and the Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend our annual meetings of stockholders. Mr. Rady attended our 2015 Annual Meeting of Stockholders.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2016. Pursuant to this appointment, Ernst & Young LLP will serve as our independent registered public accounting firm and report on our consolidated financial statements for the fiscal year ending December 31, 2016.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders' opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP's selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP's engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Recommendation of the Board of Directors:

Our Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL NO. 3
ADVISORY APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, American Assets Trust, Inc.'s stockholders are entitled to vote at the annual meeting to approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory recommendation only, and it is not binding on American Assets Trust, Inc. or our Board of Directors.

A majority of the votes cast at the 2012 Annual Meeting of Stockholders were voted in favor of holding the advisory vote on executive compensation on an annual basis and, in accordance with this stockholder preference, our Board has determined that advisory votes on executive compensation will be held on an annual basis.

Although the approval is non-binding, our Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board of Directors believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that American Assets Trust, Inc.'s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in American Assets Trust, Inc.'s Proxy Statement for the 2016 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2015 Summary Compensation Table and the other related tables and disclosures.”

Recommendation of the Board of Directors:

Our Board of Directors recommends that stockholders vote “FOR” the advisory approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS

American Assets Trust, Inc.'s current named executive officers are as follows:

Name (1)	Age	Position
Ernest S. Rady	78	Chairman of the Board of Directors, President and Chief Executive Officer
Robert F. Barton	58	Executive Vice President and Chief Financial Officer
Adam Wyll	41	Senior Vice President, General Counsel and Secretary
Jerry Gammieri	51	Vice President of Construction and Development

(1) Effective September 14, 2015, John Chamberlain ceased serving as President and Chief Executive Officer of the Company and resigned from the Board of Directors of the Company.

The following section sets forth certain background information regarding those persons currently serving as executive officers of American Assets Trust, Inc., excluding Ernest S. Rady, who is described on page 4 under “Proposal No. 1 — Nominees for Election to the Board”:

Robert F. Barton. Mr. Barton has served as our Executive Vice President and Chief Financial Officer since the completion of our initial public offering. Mr. Barton brings to his role more than 30 years of experience in commercial real estate, accounting, tax, mergers and acquisitions and structured finance. From 1998 until our initial public offering, Mr. Barton served as executive vice president and chief financial officer of American Assets, Inc. Additionally, from 2002 until our initial public offering, Mr. Barton served as chief financial officer and chief compliance officer of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. From 1996 until 1998, Mr. Barton served as executive director of real estate and finance for Flour Daniel, a Fortune 500 engineering and construction company. From 1986 until 1996, Mr. Barton served as senior vice president and chief financial officer of RCI Asset Management Group, a privately held real estate developer, whose capital partners included Melvin Simon & Associates, the predecessor entity to Simon Property Group. Prior to joining RCI, Mr. Barton was a senior audit manager at Kenneth Leventhal & Company, where he served private and publicly traded companies, including commercial and residential real estate developers. He began his professional career in 1980 with Arthur Young & Co. as an auditor. Mr. Barton received his Bachelor of Science degree in business administration with a major in accounting from California State University, Pomona and an Executive Certification in Mergers & Acquisitions from Northwestern University. Mr. Barton is licensed as a Certified Public Accountant in California.

Adam Wyll. Mr. Wyll has served as our Senior Vice President, General Counsel and Secretary since the completion of our initial public offering. From 2004 until our initial public offering, Mr. Wyll served in two officer positions at American Assets, Inc., initially as vice president of private equity and most recently as vice president of legal and business affairs. His responsibilities included structuring and managing complex corporate transactions, including real estate acquisitions, dispositions and financings, as well as private equity investments. Additionally, from 2007 until our initial public offering, Mr. Wyll served as vice president, director of client services of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. Prior to joining American Assets, Inc., Mr. Wyll was an attorney with a national law firm based in Dallas, Texas, where he specialized in representing institutional lenders in financial transactions, restructurings and other corporate matters. Mr. Wyll is a graduate of the University of Texas, School of Law (Austin). He obtained his finance degree from the University of Texas, School of Business (Austin).

Jerry Gammieri. Mr. Gammieri has served as our Vice President of Construction and Development since the completion of our initial public offering. From 2000 until our initial public offering, Mr. Gammieri served as vice president of construction for American Assets, Inc., where he was responsible for all aspects of construction activities for American Assets, Inc. and its affiliates. From 1989 until 2000, Mr. Gammieri served as vice president of operations for Peterbilt Construction Company, where he was responsible for all aspects of operations. Mr. Gammieri earned his Associate of Arts and Science degree in construction from the State University of New York at Canton.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee's review of, and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

This report of the Compensation Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Compensation Committee.
Dr. Robert S. Sullivan, Chair
Larry E. Finger
Duane A. Nelles

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers in 2015, and the material factors that we considered in making those decisions. For 2015, our named executive officers included:

•	Ernest S. Rady, our Chairman of the Board of Directors, President and Chief Executive Officer,
Robert F. Barton, our Executive Vice President and Chief Financial Officer,

•	Adam Wyll, our Senior Vice President, General Counsel and Secretary,

•	Jerry Gammieri, our Vice President of Construction and Development; and

•	John W. Chamberlain, our former President and Chief Executive Officer.

Executive Summary

Fiscal 2015 — The Year in Review
Our executive compensation program is primarily comprised of three elements: base salary, annual bonuses and long-term equity incentives. Long-term equity awards are in the form of restricted stock awards which vest over a multi-year vesting period.

Since our initial public offering in January 2011, our executive team has focused on the disciplined execution of our business strategy. Our fiscal and operational 2015 accomplishments, guided by our named executive officers, illustrate this focus, which included, among other things, the following:

•
Development Activity: In 2015, we completed our Phase 1 redevelopment efforts at our Lloyd District Portfolio, also known as Hassalo on Eighth. Hassalo on Eighth consists of approximately 657 multi-family units (which became available for occupancy during the third and fourth quarters of 2015) and approximately 47,000 square feet of retail space. As of December 31, 2015, approximately 42.3% of the multi-family units were leased to residents and approximately 17,000 square feet of retail was leased to commercial tenants. Additionally, in July 2015, we commenced ground-breaking for Torrey Point (formerly Sorrento Pointe), with development plans including two Class A office buildings of approximately 90,000 square feet in the aggregate, with panoramic unobstructed views of the Torrey Pines State Park Beach, Torrey Reserve and the Pacific Ocean.

•
Investment Grade Credit Ratings. In 2015, we earned investment grade credit ratings from all three major U.S. credit rating agencies. We were assigned a BBB rating from Fitch Ratings, a Baa3 rating from Moody's Investor Service and a BBB- rating from Standard and Poor's Ratings Services. All three credit ratings have a stable outlook.

•
Elite FFO Multiple. As of November 30, 2015, our common stock had a funds from operation, or FFO, forward multiple of 21.24x based on consensus FFO estimates for the subsequent calendar year. This placed us in the 75th to 85th percentile among our performance peer group. (A reconciliation of FFO to net income is included on page 62 of our Annual Report on Form 10-K for the year ended December 31, 2015.)

•
Portfolio: As of December 31, 2015, our operating portfolio was comprised of 23 retail, office, multifamily and mixed-use properties with an aggregate of approximately 5.8 million rentable square feet of retail and office space (including mixed-use retail space), 1,579 residential units (including 122 RV spaces) and a 369-room hotel. Additionally, as of December 31, 2015, we owned land at five of our properties that we classified as held for development and construction in progress.

•
Financial Results: We achieved FFO attributable to common stock and units for 2015 of $110.0 million, or $1.76 per diluted share/unit, an 8.6% increase from the year ended December 31, 2014. (A reconciliation of FFO to net income is included on page 62 of our Annual Report on Form 10-K for the year ended December 31, 2015.)

•
Same-Store Cash NOI Growth: In 2015, same-store net operating income increased 5.5% for our retail segment, 8.4% for our office segment, 6.2% for our multifamily segment and 7.7% in the aggregate for all of our segments, on a cash basis, as compared to the year ended December 31, 2014. (A reconciliation of net operating income, or NOI, to net income is included on page 62 of our Annual Report on Form 10-K for the year ended December 31, 2015.)

•	Dividends: We declared aggregate dividends in 2015 of $0.9475 per share.

2015 Executive Compensation Actions
The Compensation Committee took into account a number of factors in making its 2015 and 2016 compensation decisions, including our financial and operational results and individual performance. It is the intention of the Company to provide Messrs. Rady, Barton and Wyll with a target total annual compensation opportunity, including base salary, annual bonus targets and restricted stock awards, at no less than the median of similarly-situated executive officers among the Company's then-current NAREIT peer group (based on equity market capitalization) for compensation purposes as determined based on the executive's duties, authority and responsibilities (and not solely by reference to title) in the reasonable discretion of the Compensation Committee as per Messrs. Rady, Barton and Wyll's restated employment agreements. Mr. Gammieri's compensation is determined by the Compensation Committee (with input from Mr. Rady), but such compensation is in the Compensation Committee’s discretion and may or may not be based on competitive compensation information.

In light of these considerations, the Compensation Committee made the following executive compensation decisions with respect to 2015 and 2016:

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Market Appropriate Base Salaries: We seek to provide our named executive officers with competitive cash compensation opportunities in order to provide them with a stable annual income at an appropriate level. In December 2015, the Compensation Committee made adjustments to the base salary rates for Messrs. Rady, Barton, Wyll and Gammieri for 2016, each as set forth below:

2016 BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

Named Executive Officer	2015 Base Salary	2016 Base Salary	% Increase
Ernest Rady	$255,000	$500,000	96%
Robert F. Barton	$367,200	$378,216	3%
Adam Wyll	$311,100	$320,433	3%
Jerry Gammieri	$183,600	$208,000	13%

Mr. Chamberlain is not included in the table above as he ceased serving as President and Chief Executive Officer of the Company, effective September 14, 2015. Furthermore, Mr. Rady's significant increase in base salary in 2016 was based on, among other things, his seamless transition to the role of our President and Chief Executive Officer upon Mr. Chamberlain's departure from the Company.

•
Annual Bonuses: Consistent with the incentive bonus plan authorized in 2015 and described below under "Elements of Executive Officer Compensation", the Compensation Committee conducted a comprehensive evaluation of corporate and individual performance in 2015 for purposes of determining cash bonuses for Messrs. Rady, Barton, Wyll and Gammieri. Additionally, at the request of the Compensation Committee, Mr. Rady conducted a subjective assessment of Messrs. Barton, Wyll and Gammieri's individual performance, which reflected Messrs. Barton, Wyll and Gammieri's contribution to the achievement of the Company operations and performance criteria described herein, to be evaluated by the Compensation Committee with respect to the discretionary element of the cash bonuses. Based upon the Compensation Committee's performance evaluation, the relative roles and responsibility for Messrs. Rady, Barton, Wyll and Gammieri and objective calculations under our incentive bonus plan (solely for Messrs. Barton and Wyll) with respect to the corporate performance component, the Compensation Committee approved the cash bonuses for Messrs. Rady, Barton, Wyll and Gammieri for 2015 as set forth below:

2015 CASH BONUSES FOR NAMED EXECUTIVE OFFICERS

Executive	2015 Cash Bonus	Target Bonus (% Base Salary)	Actual Bonus (% Base Salary)(1)
Ernest Rady	$475,000	N/A	N/A
Robert F. Barton	$353,600	100%	96%
Adam Wyll	$217,770	70%	70%
Jerry Gammieri	$110,000	N/A	N/A

(1) Amounts reflect achievement by Messrs. Barton and Wyll of (i) 93% and 100% performance, respectively, with respect to the discretionary portion of the cash bonus and (ii) the 100% Performance Multiplier for the FFO Multiple and the 100% Performance Multiplier for same store NOI growth on the objective portion of the cash bonus, pursuant to our incentive bonus plan (as described in detail below under "Elements of Executive Officer Compensation"). Mr. Rady and Mr. Gammieri do not currently participate in our incentive bonus plan or have target bonus percentages.
Mr. Rady's discretionary cash bonus was determined by our Compensation Committee based on Mr. Rady's (i) decisive leadership, (ii) seamless transition to the role of our President and Chief Executive Officer in September 2015, and (iii) substantial contribution to the financial and operational success of the Company. Mr. Gammieri’s discretionary cash bonus was determined by the Compensation Committee based on his significant contributions and leadership with respect to our development and construction activities in 2015.
For 2016, the target bonus percentage remains 100% for Mr. Barton and was increased to 75% (from 70%) for Mr. Wyll. Mr. Rady and Mr. Gammieri do not participate in our incentive bonus plan or have target bonus percentages. Mr. Chamberlain was not eligible for an annual bonus for 2015 due to his termination of employment in September 2015.

•
Restricted Stock Grants: We made significant restricted stock awards to our named executive officers at the time of our initial public offering in January 2011, which our initial Board considered appropriate equity compensation for the ensuing three year period. As a result, none of the named executive officers received any restricted stock awards during 2012 and 2013. However, the Compensation Committee determined to commence programmatic, annual equity grants to our named executive officers commencing in 2014, based upon achievement of pre-established performance objectives. The stock awards granted to our named executive officers since 2014 are entirely subject to performance vesting provisions. The elements of our restricted stock grant awards are designed to ensure that management maintains a long-term focus that serves the best interests of our Company and our stockholders by tying a significant portion of total direct compensation to the achievement of certain financial metrics.

The following table lists the restricted stock awards granted to our named executive officers in December 2015 subject to the achievement of pre-established performance objectives as described below under "Elements of Executive Officer Compensation". It is the current intention of the Compensation Committee for annual grants of restricted stock awards to be made to our named executive officers in December of each calendar year going forward.

2015 RESTRICTED STOCK GRANTS FOR NAMED EXECUTIVE OFFICERS

	December 2015
Executive	"Target" Number of Shares	"Maximum" Number of Shares	"Target" Amount	"Maximum" Amount
Ernest Rady	24,313	30,391	$1,000,000	$1,250,000
Robert F. Barton	12,157	15,196	$500,000	$625,000
Adam Wyll	6,686	8,358	$275,000	$343,750
Jerry Gammieri	4,255	5,319	$175,000	$218,750

Executive Compensation Program Overview
Our executive compensation program is administered under the direction of the Compensation Committee of the Board of Directors. The responsibilities of the Compensation Committee are more fully described above under “Board Committees — Compensation Committee.”

Objectives of Our Compensation Program
Our compensation program is designed to attract, motivate and retain talented executives that will drive our financial and operational objectives while creating long-term stockholder value. This program is further designed to accomplish the following objectives:

•	to attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;

•
to provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy, and create a strong alignment of management and stockholder interests; and

•	to achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk taking.
Elements of Our Executive Compensation Program
We believe that each of the elements of our executive compensation program plays an important role and together serve to achieve our compensation objectives. The Compensation Committee intends for the executive compensation program overall to be aligned with the following long-term philosophical positioning:

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Base Salary: The Compensation Committee intends that annual base salaries for our named executive officers provide a stable annual income at a level that is consistent with the individual executive officer's role and contribution to the Company.

•
Annual Bonuses: Annual bonus opportunities are intended to link each executive officer's compensation to our overall financial and operating performance, and the officer's individual and business unit performance, for a particular year.

•
Long-Term Equity Incentive Awards: Long-term equity incentive awards, consisting primarily of restricted stock awards, are intended to further promote retention through multi-year performance-based vesting, to significantly align the financial interests of our executives with those of our stockholders and to encourage actions that maximize long-term stockholder value.

•
Other Compensation: The named executive officers also are eligible to receive other elements of compensation, including health and retirement benefits, as described below under “Other Benefits.” All of these compensation elements are considered by the Compensation Committee in setting the compensation of our named executive officers. To the extent that we provide our named executive officers with any perquisites or benefits beyond those provided to all other employees, such arrangements will be limited in scope and conservative in relation to market practices. We have also entered into restated employment agreements with Messrs. Rady, Barton and Wyll, which are described below under “— Restated Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”

•
Allocation of Compensation: The Compensation Committee strives to strike an appropriate balance among base salary, annual bonus and long-term incentives, and it may adjust the allocation of pay in order to facilitate the achievement of our objectives or remain competitive in the market for executive talent. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We do not guarantee that any executive will receive a specific market-derived compensation level and actual compensation may be above or below targets based on both Company and individual performance.

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities.

Determination of Compensation Awards
The initial compensation arrangements with Messrs. Rady, Barton and Wyll were determined in negotiations with each individual executive both prior to our initial public offering and in March 2014, and based on input from our independent compensation consultants at such times. Since then, our Compensation Committee annually reviews and determines the total compensation to be paid to our named executive officers based on our performance and its assessment of the individual performance of our named executive officers, as described below.
Role of Management. Mr. Rady, our Chairman, President and Chief Executive Officer, may make recommendations to the Compensation Committee based on its requests. He also discusses with the Committee members:

•	the Company's and its peers' performance;

•	the financial and other impacts of proposed compensation changes on our business;

•	compensation peer group data; and

•	the performance of the other named executive officers, including information on how he evaluates the other executives' individual and business unit performances.

The Compensation Committee also gathers data on the Chief Executive Officer's performance through several channels, including qualitative and quantitative assessments of the Company's performance, discussions with other members of the management team and discussions with other members of the Board of Directors.

The Compensation Committee generally meets without any members of management present, except for Mr. Wyll who serves as secretary for such meetings. To the extent any of the other named executive officers attend a Compensation Committee meeting, he does not attend any portion of the Compensation Committee meeting intended to be held without members of management present, or any executive sessions relating to his own compensation.

Competitive Market Data and Compensation Consultants.  In 2015, the Compensation Committee did not receive any compensation advice or services from a compensation consultant.

In 2015, the Compensation Committee determined to utilize peer data from the 2015 NAREIT Compensation Survey in the review and evaluation of its compensation decisions for the named executive officers. The 2015 compensation peer group established by our Compensation Committee consists of the participating REITs included in the $1.5 billion to $3.0 billion of equity market capitalization range from the 2015 NAREIT Compensation Survey. As of November 30, 2015, our equity market capitalization was approximately $2.5 billion. For our equity market capitalization range, the 2015 NAREIT Compensation Survey included responses of 26 companies for Chief Executive Officer, 25 companies for Chief Financial Officer, 19 companies for General Counsel and 13 companies for Head of Development. The 2015 NAREIT Compensation Survey discloses only a partial list of participants and therefore, our Compensation Committee was not aware of the specific companies included within our equity market capitalization range for our named executive officers.

While certain REITs included in our equity market capitalization range from the 2015 NAREIT Compensation Survey may not be in direct competition with the Company, our Compensation Committee believes that such peer group is reasonably representative of our market for executive talent.

It is the intention of the Company to provide Messrs. Rady, Barton and Wyll with total target annual compensation opportunities at no less than the median of similarly-situated executive officers among the Company's then-current compensation peer group as determined in the reasonable discretion of the Compensation Committee. Mr. Gammieri's compensation is determined by the Compensation Committee (with input from Mr. Rady), but such compensation is in the Compensation Committee’s discretion and may or may not be based on competitive compensation information.

Elements of Executive Officer Compensation
The Compensation Committee does not solely seek to benchmark compensation based upon the compensation peer group reviewed. To a significant degree, the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for Messrs. Rady, Barton, Wyll and Gammieri of their respective level of responsibility, contributions to our financial and operational results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner.

Base Salary
The base salary for Messrs. Rady, Barton and Wyll is provided in their restated employment agreements between the Company, American Assets Trust, L.P., and such executive officer, as described below under “— Restated Employment Agreements,” subject to annual increases in the discretion of the Board of Directors or the Compensation Committee. In determining base salary increases, the Compensation Committee will consider each named executive officer's individual performance and business unit performance, as well as the Company's overall performance, market conditions and median salary information of the Company's compensation peer set, as appropriate.

During 2015, our named executive officers received base salary increases as described under "Executive Summary" above. These adjustments were made to bring or maintain Messrs. Rady, Barton and Wyll's base salaries to approximately the 50th percentile of similarly situated executives from the compensation peer group. Mr. Gammieri's base salary adjustment may or may not be based on competitive compensation information for 2015 and was determined by the Compensation Committee (with input from Mr. Rady), in its discretion.

Cash Bonuses
Messrs. Barton and Wyll are eligible to earn annual cash bonuses based on our incentive bonus plan. Eligibility to receive these cash bonuses incentivizes such executive officers to strive to perform at their highest levels and further our interests and the interests of our stockholders. Mr. Rady and Mr. Gammieri do not currently participate in the incentive bonus plan or have target bonus percentages, and as such, their annual bonus are currently entirely at the discretion of the Compensation Committee or executive management, respectively. Mr. Chamberlain was not eligible for an annual bonus for 2015 due to his termination of employment in September 2015.

Our incentive bonus plan focuses annual cash bonus opportunities and payouts, in part, on the achievement of specific, pre-established corporate performance objectives by Messrs. Barton and Wyll.

Minimum, Target and Maximum Bonus Amounts. Under the incentive bonus plan, 50% of Messrs. Barton and Wyll's annual bonus will be tied, in part, to corporate financial measures, with “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for the corporate component of each such executive officer's target annual bonus payout (with threshold or lower performance representing a 0% payout level for each financial measure, target performance representing a 100% payout level for each financial measure and maximum or greater performance representing a 200% payout level for each financial measure). Fifty percent of Messrs. Barton and Wyll's annual bonus will continue to be determined in the discretion of the Compensation Committee based on the executive’s individual performance and such other factors as the Compensation Committee deems appropriate. The payout levels to be determined for the 50% discretionary component of Messrs. Barton and Wyll's annual bonus will range between 0% and 100% of target. As a result, in no event will Messrs. Barton and Wyll receive an annual bonus payout in excess of 150% of their respective target bonus.

2015 target bonuses under the incentive bonus plan for Robert F. Barton, the Company’s Executive Vice President and Chief Financial Officer and Adam Wyll, the Company’s Senior Vice President, General Counsel and Secretary, were 100% and 70% of base salary, respectively.

Corporate Performance Measures. Specific corporate performance goals and weightings will be determined in advance and actual performance relative to those goals determines the bonuses earned. The two corporate financial measures that were utilized in 2015 and will be utilized in 2016 for annual cash bonus purposes are:

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Consensus "FFO Multiple" (33 1/3% weighting): One-third of the corporate component of Messrs. Barton and Wyll's annual bonuses will be determined based on the Company's "FFO Multiple" ranking for the relevant calendar year relative to the Company's performance peer group listed below on the last trading day in November of the year for which bonuses are to be determined. "FFO Multiple" means a company's closing price per share on the applicable measurement date divided by the company's "Consensus FFO" per share as of such measurement date. "Consensus FFO" means, for the applicable calendar year, an average of the estimates of FFO for the subsequent calendar year given by institutional analysts covering a company.

The threshold, target and maximum levels for the Company's Consensus FFO Multiple Ranking established by the Compensation Committee for 2015 bonus purposes were as follows:

Company FFO Multiple Rank	Performance Multiplier
Above the 90th Percentile	Maximum - 200%
Between the 85th Percentile and 90th Percentile (Up to and Including Performance at the 90th Percentile)	150%
Between the 75th Percentile and 85th Percentile (Up to and Including Performance at the 85th Percentile)	Target - 100%
Between the 60th Percentile and 75th Percentile (Up to and Including Performance at the 75th Percentile)	60%
At or Below the 60th Percentile	Threshold - 0%

•
Same Store NOI Growth (66 2/3% weighting): Two-thirds of the corporate component of Messrs. Barton and Wyll's annual bonuses will be determined based on the Company's year-over-year same-store NOI growth performance relative to the Company’s performance peer group in each of the retail, office and multifamily asset segments. Same-store NOI will be calculated based on the trailing twelve-month period ending on September 30 of the year for which bonuses are to be determined. (A reconciliation of net operating income to net income is included on page 62 of our Annual Report on Form 10-K for the year ended December 31, 2015.) The threshold, target and maximum levels of same store NOI growth established by the Compensation Committee for 2015 bonus purposes were as follows:

Company Same Store NOI Growth Rank in Top 3 of Performance Peer Group Companies in Asset Segment for the Measurement Period	Performance Multiplier
Three Asset Segments	Maximum - 200%
Two Asset Segments	Target - 100%
One Asset Segment	60%
No Top Three Same Store NOI Growth Ranking	Threshold - 0%

The Compensation Committee selected the foregoing performance measures because they represent two of the key financial and operational performance metrics for which Messrs. Barton and Wyll are directly or indirectly responsible, thereby creating a clear link between executive actions and corporate results. In addition, the Compensation Committee believes that the selected performance measures are well-balanced and important to sustaining the long-term performance of the Company. These performance measures are also commonly used by other REITs to measure performance and, therefore, lend themselves to measurement relative to the Company’s performance peer group.
In August 2015, our Compensation Committee revised our performance peer group to be first utilized in (i) restricted stock grants issued in December 2015 and (ii) our incentive bonus plan in 2016. The revisions to our performance peer group were intended to better benchmark us against certain of the most well regarded, operated and performing "elite" REITs in our various asset classes.
The newly revised performance peer group that we use to benchmark ourselves for financial performance currently consists of 23 public REITs with respect to Same Store NOI Growth Rank and 17 public REITs with respect to FFO Multiple Rank, each as follows:

Same Store NOI Growth Rank / Performance Peer Group
Retail	Office	Multifamily
Acadia Realty Trust	Boston Properties, Inc.	Avalon Bay Communities, Inc.
Saul Centers Inc.	Douglas Emmett Inc.	Essex Property Trust
Equity One, Inc.	Hudson Pacific Properties	Equity Residential
Federal Realty Investment Trust	Kilroy Realty Corporation	UDR, Inc.
Retail Properties of the America, Inc.	Paramount Group, Inc.	Home Properties, Inc.
Kimco Realty	Empire State Realty Trust, Inc.	Post Properties, Inc.
Regency Centers Corporation	SL Green Realty Corp	Apartment Investment and Management
Weingarten Realty Investors		Camden Property Trust

FFO Multiple Rank / Performance Peer Group
Federal Realty Investment Trust	Hudson Pacific Properties
Boston Properties, Inc.	Acadia Realty Trust
Paramount Group, Inc.	UDR, Inc.
Essex Property Trust	Equity One, Inc.
Avalon Bay Communities, Inc.	Prologis, Inc.
Regency Centers Corporation	Douglas Emmett Inc.
Equity Residential	Home Properties, Inc.
The Macerich Company	Retail Properties of the America, Inc.
Kilroy Realty Corporation

We have different peer groups for compensation comparisons and performance comparisons because our Compensation Committee believes that size (predominantly equity market capitalization) is a primary determinant of market pay levels. Therefore, our Compensation Committee limited the universe of companies from which we select compensation peers to be within a reasonable size range of our Company (i.e., from $1.5 billion to $3.0 billion in equity market capitalization). Size is not as critical a determinant of relative performance, and therefore we have selected performance peers from a broader universe of companies. Our Compensation Committee believes the performance peer groups set forth above (based primarily on the high quality, premier locations, total asset size and management) are a more proper benchmark against our Company's financial and operating performance than our compensation peer group, taking these constraints into account.

The Compensation Committee has the exclusive authority, in its reasonable discretion, to make proper adjustments and/or modifications to the foregoing calculations in the event that, among other things, any of the performance peer group companies do not report sufficient or timely data for proper comparison with the Company.
Individual Performance Measures. A portion of Messrs. Barton and Wyll's annual bonus is determined in the sole discretion of the Compensation Committee based on individual performance and the consideration of such other factors as the Compensation Committee determines to be appropriate.

Determination of 2015 Bonus Amounts

The Compensation Committee determined Messrs. Rady, Barton, Wyll and Gammieri's bonuses based on the achievement of the established goals and its subjective performance of each such executive officer's individual performance. For 2015, the Company's Consensus FFO per share was $1.87. As a result, the Company's Consensus FFO Multiple was 21.24x, in the 75th to 85th percentile under the annual bonus plan, resulting in a payout of that portion of the corporate component of the annual bonuses at the 100% level. In addition, for 2015, the Company's same store NOI growth was in the top three of two of three asset classes among the incentive bonus plan peer companies, resulting in a payout of that portion of the corporate component of the annual bonuses at the 100% level. With respect to the discretionary component of the annual bonuses, the Compensation Committee determined to award Messrs. Barton and Wyll with 93% and 100% of their target levels, respectively. As a result, Messrs. Barton and Wyll received an annual bonus equal to 96% and 100% of their target bonus, respectively. The actual annual bonuses paid to the named executive officers for 2015 are set forth below in the "Summary Compensation Table."

Discretionary Bonus for Mr. Rady. The Compensation Committee determined to award Mr. Rady a discretionary bonus of $475,000 for 2015. Mr. Rady's discretionary cash bonus was determined by our Compensation Committee based on Mr. Rady's (i) decisive leadership, (ii) seamless transition to the role of our President and Chief Executive Officer in September 2015, and (iii) substantial contribution to the financial and operational success of the Company.

Discretionary Bonus for Mr. Gammieri. Following consultation with Mr. Rady, the Compensation Committee determined to award Mr. Gammieri a discretionary bonus of $110,000 for 2015. Mr. Gammieri’s discretionary cash bonus was determined by the Compensation Committee based on his significant contributions and leadership with respect to our development and construction activities in 2015.

Long-Term Equity Incentive Awards
Long-term equity incentives are provided to our named executive officers through grants of restricted stock by the Compensation Committee pursuant to the 2011 Plan, as further described below. Subject to the terms of the 2011 Plan, the Compensation Committee, as plan administrator, has the discretion to determine both the recipients of awards and the terms and provisions of such awards, including the applicable exercise or purchase price, expiration date, vesting schedule and terms of exercise. The 2011 Plan is subject to certain limitations on the maximum number of shares granted or cash awards payable in any calendar year.
We intend that grants of long-term incentive awards will be designed to increase our named executive officers' stock ownership in our Company, to directly align employee compensation with the interests of our stockholders and to encourage actions that maximize long-term stockholder value. We expect that future grants of our long-term incentive awards will generally vest over several years, thereby providing an incentive for the grantee to remain with American Assets Trust, Inc. Dividends will be paid on the entirety of the grant from the date of the grant. We do not coordinate the timing of equity award grants with the release of material non-public information nor do we time the release of material non-public information for purposes of affecting the value of executive compensation.

2015 Long-Term Equity Incentive Awards. In December 2015, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock. The Compensation Committee intends to make annual awards of performance-based restricted shares to our named executive officers in December of each year. The purpose of the long-term incentive award program continues to be alignment of the interests of executives with the interests of the Company’s stockholders, retention of executives and promotion of actions that result in long-term stockholder value creation.

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2015 Performance-Based Awards. Under the long-term incentive award program implemented in 2014, Messrs. Rady, Barton, Wyll and Gammieri will be granted performance-based restricted stock awards on an annual basis, subject to the discretion and approval of the Compensation Committee. Pursuant to the restated employment agreements, it is the intention of the Company that Messrs. Rady, Barton and Wyll will receive an annual award of performance-based restricted stock that will, together with base salary and target bonus opportunities, provide the executive with target total annual compensation at no less than the median of similarly-situated executive officers among the Company's then current compensation peer group in the reasonable discretion of the Compensation Committee. Each such annual restricted stock award will have an aggregate value at "target" performance levels and at "maximum" performance levels on the date of grant as follows (which amounts may be increased or decreased each year by the Compensation Committee based on its consideration of comparable compensation peer group data):

ANNUAL STOCK GRANT VALUES FOR NAMED EXECUTIVE OFFICERS

Executive	Annual Target Stock Grant Value	Annual Maximum Stock Grant Value
Ernest Rady	$1,000,000	$1,250,000
Robert F. Barton	$500,000	$625,000
Adam Wyll	$275,000	$343,750
Jerry Gammieri (1)	N/A	N/A

(1)	The Company has not established a formalized or contractual annual target stock grant for Mr. Gammieri.

The actual number of shares granted to each of the named executive officers in 2015 is set forth in the table on page 22 entitled "2015 Restricted Stock Grants for Named Executive Officers."

Performance Hurdles. Up to one-third of the shares of restricted stock may vest on November 30th for each of the three years following the grant date (each a "measurement date") based on the Company's "FFO Multiple" ranking compared to its performance peer group on such measurement date. "FFO Multiple" means a company's closing price per share on the applicable measurement date divided by the company's "Consensus FFO" per share as of such measurement date. "Consensus FFO" means, for each measurement date for each of the Company and the peer companies, an average of the estimates of FFO for the subsequent calendar year given by institutional analysts covering a company.

“Threshold,” “target” and “maximum” performance levels corresponding to the vesting percentage for each measurement date were established as follows:

Relative FFO Multiple Ranking Relative to Performance Peer Group on Measurement Date	Restricted Share Vesting as a % of Target Shares Eligible to Vest on Applicable Measurement Date
Above the 85th Percentile	125%
Above the 75th Percentile and At or Below the 85th Percentile	100%
Above the 60th Percentile and At or Below the 75th Percentile	75%
Below the 60th Percentile	0%

As noted in the chart above, if the Company’s FFO Multiple ranking is below the 60th percentile of its performance peer group for a measurement date, no restricted shares will vest with respect to such measurement date. Any restricted shares which do not vest with respect to a measurement date will be forfeited. The performance peer group that will be used for purposes of determining the Company's FFO Multiple ranking is the same as the revised performance peer group used to assess annual bonuses as described on page 26 above.

For 2015, the Company's Consensus FFO per share was $1.87. As a result, the Company's Consensus FFO Multiple was 21.24x, in the 75th to 85th percentile under the long-term incentive award program, resulting in a vesting of the applicable tranche of the restricted stock awards at the 100% level.

In general, a recipient of a restricted stock award must be employed by or providing services to the Company on each applicable measurement date in order to vest in the portion of the award scheduled to vest with respect to such measurement date.

In the event a named executive officer's employment is terminated by reason of his death or disability prior to the end of the three-year performance period and prior to a change in control, he shall vest in the “maximum” number of shares granted to him, less any shares previously vested under the award pursuant to its terms, on the date of termination.

In the event Messrs. Rady, Barton or Wyll's employment is terminated by reason of his termination by the Company without cause (as defined in the restated employment agreement) or his resignation for good reason (as defined in the restated employment agreement) prior to the end of the three-year performance period and prior to a change in control, he shall vest in (a) the “maximum” number of shares granted to him, less any shares previously vested under the award pursuant to its terms, multiplied by (b) 50%, on the date of termination. Mr. Gammieri is not currently entitled to accelerated vesting upon termination of employment prior to a change of control, other than by reason of death or disability, as described below.

In the event of a change in control, the named executive officer shall remain eligible to vest in the “maximum” number of shares granted to him, less any shares previously vested under the award pursuant to its terms, in equal installments on the measurement date(s) following the change in control, subject to accelerated vesting of such shares in the event of his termination of employment by reason of death, disability, or, for Messrs. Rady, Barton or Wyll, termination by the Company without cause or resignation for good reason after the date of such change in control.

The Company expects to grant similar performance-based restricted stock awards in future fiscal years as provided in the restated employment agreements and on similar terms to those described above, although the Compensation Committee retains the discretion to adjust the amount of such awards and the vesting terms applicable to such awards. All future stock awards to Mr. Gammieri are within the discretion of the Compensation Committee.

Summary of Vesting of Outstanding Awards. The following table lists the years in which the performance-based vesting restricted stock awards granted to our named executive officers may vest, commencing in January 2016. The shares subject to the performance-based restricted stock awards below represent the maximum number of shares subject to such awards that may vest (the table does not include shares that have vested as of December 31, 2015), assuming the highest performance hurdles are achieved and all of the shares subject to such awards ultimately vest.

Executive	Year	Performance Vesting Restricted Stock
Ernest Rady	2016	19,533
	2017	14,512
	2018	10,130
Robert F. Barton	2016	16,819
	2017	10,542
	2018	5,065
Adam Wyll	2016	8,662
	2017	5,524
	2018	2,786
Jerry Gammieri	2016	5,885
	2017	3,690
	2018	1,773

Other Benefits
We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees. We do not provide our named executive officers with significant perquisites, although we do provide Mr. Gammieri with a monthly auto allowance.

401(k) Plan
We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code, to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We currently match each eligible participant's contributions, within prescribed limits, with an amount equal to 100.0% of such participant's initial 5.0% of tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

Insider Trading, Anti-Hedging Policies and Clawback
Our insider trading policies contain stringent restrictions on transactions in Company stock by executive officers and directors. All trades by executive officers and directors must be pre-cleared with our General Counsel. Furthermore, no executive officer or director may engage in any hedging transactions with respect to any equity securities of the Company held by them, whether vested or unvested, which includes the purchase of any financial instrument (including puts and call options) designed to directly hedge or offset any decrease in the market value of such equity securities.

We do not currently have any “clawback” or other compensation recovery policy with respect to compensation that may have been paid on the basis of incorrect financial results. Our board is currently evaluating implementing such policies to, among other things, remain compliant with the terms of the Dodd-Frank Act and final rules and regulations promulgated by the Securities and Exchange Commission.

2011 Equity Incentive Award Plan

We have adopted the 2011 Plan, which became effective immediately prior to the completion of our initial public offering. Our 2011 Plan provides for the grant to employees and consultants of our Company and our operating partnership (and their respective subsidiaries) and directors of our Company of stock options, restricted stock, stock appreciation rights, LTIP units, dividend equivalents, restricted stock units and other stock-based awards. Only employees of our Company and its qualifying subsidiaries are eligible to receive incentive stock options under our 2011 Plan. We have reserved a total of 4,054,411 shares of our common stock for issuance pursuant to the 2011 Plan, subject to certain adjustments as set forth in the 2011 Plan. As of December 31, 2015, 910,270 shares of restricted stock had been granted (net of forfeitures) and 3,144,141 shares remained available for future grants under the 2011 Plan.

2015 Advisory Vote on the Compensation of Named Executive Officers

In April 2015, we provided stockholders an advisory vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2015 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 99% of the votes cast in favor of the say-on-pay proposal. In evaluating our executive compensation program, the Compensation Committee considered the results of the say-on-pay proposal and numerous other factors as discussed in this Compensation Discussion and Analysis. Each of these factors informed the Compensation Committee’s decisions regarding the compensation of our named executive officers. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the anticipated tax treatment to the Company and the named executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of the executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee's control also can affect deductibility of compensation. Section 162(m) of the Code disallows a tax deduction for any publicly held corporation for individual compensation of more than $1.0 million in any taxable year to certain executive officers other than compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. The Compensation Committee's general policy is to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals. In addition, we believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes, provided that we distribute to our stockholders at least 90% of our taxable income each year. As a result, we do not expect that the payment of compensation that does not satisfy the requirements of Section 162(m) of the Code will have a material adverse federal income tax consequence to us, provided we continue to distribute at least 90% of our taxable income each year. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Accounting Standards

ASC Topic 718, Compensation-Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our 2011 Plan will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2015, December 31, 2014 and December 31, 2013.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Ernest S. Rady Chairman of the Board of Directors, President and Chief Executive Officer	2015	255,000	475,000	643,269	—	—	—	27,216	1,400,485
	2014	259,616	300,000	928,470	—	—	—	12,018	1,500,104
	2013	250,000	300,000	—	—	—	—	—	550,000
John Chamberlain Former President and Chief Executive Officer (7)	2015	347,938	—	—	—	—	—	2,477,285	2,825,223
	2014	508,846	306,250	1,392,723	—	357,088	—	141,933	2,706,840
	2013	475,000	296,875	—	—	593,750	—	215,750	1,581,375
Robert F. Barton Executive Vice President and Chief Financial Officer	2015	367,200	170,000	321,641	—	183,600	—	71,038	1,113,479
	2014	373,846	180,000	1,160,631	—	209,880	—	132,058	2,056,415
	2013	350,000	175,000	—	—	350,000	—	186,178	1,061,178
Adam Wyll Senior Vice President, General Counsel and Secretary	2015	311,100	108,885	176,911	—	108,885	—	48,538	754,319
	2014	308,654	106,750	580,283	—	124,471	—	67,607	1,187,765
	2013	240,000	60,000	—	—	120,000	—	81,082	501,082
Jerry Gammieri Vice President of Construction and Development	2015	183,600	110,000	112,586	—	—	—	37,308	443,494
	2014	186,923	96,604	406,186	—	—	—	42,750	732,463
____________

(1)	Amounts may be more or less than previously disclosed base salary rates for each named executive officer solely due to timing and number of payroll periods within respective calendar years.

(2)	Represents the discretionary portion of the annual bonuses payable to the named executive officers.

(3)
Amounts reflect the aggregate grant-date fair value of restricted stock awards granted to each of our named executive officers upon the date of such grants, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. For information regarding the assumptions made in connection with the calculation of these amounts with respect to the restricted stock awards the vesting of which is time-based, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.

With respect to the restricted stock awards the vesting of which is performance-based, the performance objectives applicable to those awards are entirely market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the performance objectives at the time of grant. Our model estimates the fair value of the awards based on our data and that of the MSCI US REIT Index. Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards were valued using the Monte Carlo model at an average of $29.96 per share for the March 2014 grants, an average of $36.30 per share for the December 2014 grants and an average of $21.17 per share for the December 2015 grants.

(4)	Represents the portion of the annual bonuses payable to the named executive officers during 2013, 2014 and 2015 based on our financial and operating performance.

(5)
Represents above-market interest (interest in excess of 120% of the federal long-term rate) on compensation deferred on a basis that is not tax-qualified.    For additional information regarding our executive deferred compensation plans, please see "Executive Deferred Compensation Plans" below.

(6)        All other compensation represents 401(k) matching contributions, dividends on unvested restricted stock, accrued paid time off, or PTO pay-out and auto allowance. PTO pay-out represents accrued PTO, in which the executive received cash from the Company in return for a reduction of accrued PTO. Other compensation for 2015 is as follows:

Name	401(K) Matching Contributions ($)	Dividends Paid on Unvested Stock ($)	PTO Pay-out ($)	Auto Allowance ($)	Severance Payment ($)	Total Other Compensation ($)
Ernest S. Rady	—	27,216	—	—	—	27,216
John Chamberlain	—	24,259	17,562	4,500	2,430,964	2,477,285
Robert F. Barton	18,000	28,323	24,715	—	—	71,038
Adam Wyll	13,250	14,350	20,938	—	—	48,538
Jerry Gammieri	7,838	9,912	12,358	7,200	—	37,308

(7)
Effective September 14, 2015, John Chamberlain ceased serving as President and Chief Executive Officer of the Company and resigned from the Board of Directors of the Company.   Amounts described in “All Other Compensation” include all severance charges relating to Mr. Chamberlain’s resignation, as described herein, including, without limitation, cash payments and approximate value of medical benefits.

Grants of Plan-Based Awards

		2015 Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			2015 Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Grant Date Fair Value of Stock Awards (4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Ernest S. Rady(2)	12/1/2015	—	—	—	—	24,313	30,391	643,269
Robert F. Barton	—	—	183,600	367,200	—	—	—	—
	12/1/2015				—	12,157	15,196	321,641
Adam Wyll	—	—	108,885	217,770	—	—	—	—
	12/1/2015				—	6,686	8,358	176,911
Jerry Gammieri(2)	12/1/2015	—	—	—	—	4,255	5,319	112,586

(1)
Represents the portion of the annual bonuses payable to the named executive officers during 2015 based on corporate performance. See the "Summary Compensation Table" under the "Non-Equity Incentive Plan Compensation" column for the actual 2015 bonuses paid to the named executive officers with respect to corporate performance.

(2)
Mr. Rady and Mr. Gammieri do not participate in the incentive bonus plan or have target bonus percentages, and as such, their annual bonus will be entirely at the discretion of the Compensation Committee or executive management, respectively.

(3)
Consists of performance-based restricted stock awards granted on December 1, 2015, which vests in three substantially equal installments on each of November 30, 2016, 2017 and 2018, generally subject to continued service with the Company. These shares represent the “target” and the “maximum” number of shares subject to the restricted stock awards that may become eligible for vesting based on performance relative to the applicable performance objectives during the applicable performance period. Dividends are paid on the entirety of the grant from the date of grant.

(4)
Amounts reflect the aggregate grant-date fair value of restricted stock awards granted to each of our named executive officers upon the date of such grants, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. For information regarding the assumptions made in connection with the calculation of these amounts with respect to the restricted stock awards the vesting of which is time-based, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.

With respect to the restricted stock awards the vesting of which is performance-based, the performance objectives applicable to those awards are entirely market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the performance objectives at the time of grant. Our model estimates the fair value of the awards based on our data and that of the MSCI US REIT Index. Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards were valued using the Monte Carlo model at an average of $21.17 per share for the December 2015 grants.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2015.

	Stock Awards
Name	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ernest S. Rady	5,020	(2)	$192,517
	8,764	(3)	336,099
	30,391	(4)	1,165,495
Total	44,175		$1,694,111

Robert F. Barton	6,275	(2)	$240,646
	10,955	(3)	420,124
	15,196	(4)	582,767
Total	32,426		$1,243,537

Adam Wyll	3,137	(2)	$120,304
	5,477	(3)	210,043
	8,358	(4)	320,529
Total	16,972		$650,876

Jerry Gammieri	2,195	(2)	$84,178
	3,834	(3)	147,034
	5,319	(4)	203,984
Total	11,348		$435,196
____________

(1)
Market value has been calculated as the closing market price of our common stock at December 31, 2015, the last trading day of 2015, of $38.35, multiplied by the outstanding shares of unvested restricted stock for each named executive officer.

(2)
Consists of performance-based restricted stock granted on March 25, 2014, which vests in three substantially equal installments on each of November 30, 2014, 2015 and 2016, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting based on performance relative to the applicable performance objectives during the applicable performance period. Dividends are paid on the entirety of the grant from the date of grant.

(3)
Consists of performance-based restricted stock granted on December 1, 2014, which vests in three substantially equal installments on each of November 30, 2015, 2016 and 2017, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting based on performance relative to the applicable performance objectives during the applicable performance period. Dividends are paid on the entirety of the grant from the date of grant.

(4)
Consists of performance-based restricted stock granted on December 1, 2015, which vests in three substantially equal installments on each of November 30, 2016, 2017 and 2018, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting based on performance relative to the applicable performance objectives during the applicable performance period. Dividends are paid on the entirety of the grant from the date of grant.

Stock Vested
The table below provides information about stock awards which vested for each of our named executive officers for the fiscal year ended December 31, 2015.

	Stock Awards Vested in 2015
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ernest S. Rady	7,521	299,411
Robert F. Barton	93,777	4,117,169
Adam Wyll	32,826	1,434,772
Jerry Gammieri	21,190	925,019
Employment Agreements
Restated Employment Agreements
We have entered into restated employment agreements with Messrs. Rady, Barton and Wyll, effective as of March 25, 2014. We believe that the protections contained in these restated employment agreements help to ensure the day-to-day stability necessary to such executive officers to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. The following is a summary of the material terms of the agreements.
Under the restated employment agreements, Mr. Rady reports directly to the Board, while the other executives report to Mr. Rady. The initial term of the restated employment agreements ended on March 25, 2015, at which time the term of the restated employment agreements was automatically extended for one year. On each subsequent anniversary of March 25, 2015, the term of the restated employment agreements will automatically be extended for successive one year periods, unless earlier terminated. Pursuant to Mr. Rady's restated employment agreement, during the term of his employment, we will nominate him for election as a director.

Under the restated employment agreements, Messrs. Rady, Barton and Wyll receive annual base salaries in the amounts reflected above, which are subject to increase at the discretion of our Compensation Committee. In addition, Messrs. Rady, Barton and Wyll are each eligible to receive an annual cash performance bonus, the amount of which will be determined for Messrs. Rady, Barton and Wyll based on the attainment of objective and subjective performance criteria established by our Compensation Committee pursuant to our incentive cash bonus plan described above. The target bonuses for Messrs. Barton and Wyll are set forth above. Mr. Rady and Mr. Gammieri do not currently participate in our incentive cash bonus plan; however, they are eligible to receive a cash bonus entirely at the discretion of our Compensation Committee each year. In addition, the named executive officers are eligible to participate in customary health, welfare and fringe benefit plans, and will accrue up to five weeks of paid vacation per year.

Under the restated employment agreements, if Messrs. Rady, Barton or Wyll's employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the restated employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, such executive officers will be entitled to receive the following:

•
a lump-sum payment in an amount equal to one times (one and one-half times in the case of Mr. Barton) the sum of (i) such executive officer's annual base salary then in effect, plus (ii) an amount equal to the average of the annual bonuses awarded to such executive officer for each of the three fiscal years prior to the date of termination; provided, however, that such payment multiple shall be two times the sum of the foregoing for each of such executive officers in the event of their respective termination within twelve months of a change of control;

•	continued health coverage for a period of twelve months at the Company expense; and

•
unless otherwise provided in an equity award agreement, accelerated vesting of 50% of such executive officer's outstanding equity awards held by such executive officer as of the termination date (which percentage shall be increased to 100% in the event such a termination occurs within twelve months following a change in control).

In the event that Messrs. Rady, Barton or Wyll's employment is terminated because the Company elects not to renew the term of the restated employment agreement, then such executive officer will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason. Such executive officer's right to receive the severance payments and benefits described above is subject to his delivery of an effective general release of claims in favor of the Company.

Upon a termination of employment by reason of death or disability, unless otherwise provided in an equity award agreement, such executive officer or his estate will be entitled to accelerated vesting of all outstanding equity awards held by such executive officer as of the termination date, in addition to accrued amounts and earned but unpaid bonuses.

Under the restated employment agreements, upon a change in control of the Company, Messrs. Rady, Barton and Wyll will be entitled to accelerated vesting of the executives' initial restricted stock grants made at the time of the Company's initial public offering such that the restricted stock will become fully vested and nonforfeitable.

The restated employment agreements also contain customary confidentiality and non-solicitation provisions.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive upon termination of such named executive officer's employment in certain circumstances or upon a change in control without a corresponding termination of such named executive officer's employment, in each case, pursuant to such named executive officer's restated employment agreements, as applicable. The amounts shown assume that such termination or change in control was effective as of December 31, 2015, and are only estimates of the amounts that would be paid out to such named executive officers upon termination of their employment or a change in control. The actual amounts to be paid out can only be determined at the time of such named executive officer's separation from the Company or a change in control. In the event of a termination by the Company for cause or by the named executive officers without good reason, including a change in control, such named executive officer would not be entitled to any of the amounts reflected in the table.

Name	Benefit	Termination Without Cause, Resignation for Good Reason or Non-Renewal by Company (no Change in Control)	Termination Without Cause, Resignation for Good Reason or Non-Renewal by Company Within 12 Months of Change in Control	Death or Disability
Ernest S. Rady	Severance Payment (1)	$613,333	$1,226,667	$—
	Accelerated Equity Award Vesting (2)	847,056	1,694,111	1,694,111
	Medical Benefits (3)	19,332	19,332	—
	Total Value:	$1,479,721	$2,940,110	$1,694,111

Robert F. Barton	Severance Payment (1)	$1,185,040	$1,580,053	$—
	Accelerated Equity Award Vesting (2)	621,769	1,243,537	1,243,537
	Medical Benefits (3)	20,401	20,401	—
	Total Value:	$1,827,210	$2,843,991	$1,243,537

Adam Wyll	Severance Payment (1)	$520,764	$1,041,527	$—
	Accelerated Equity Award Vesting (2)	325,438	650,876	650,876
	Medical Benefits (3)	26,673	26,673	—
	Total Value:	$872,875	$1,719,076	$650,876

Jerry Gammieri	Severance Payment (1)	$—	$—	$—
	Accelerated Equity Award Vesting (2)	—	—	435,196
	Medical Benefits (3)	—	—	—
	Total Value:	$—	$—	$435,196

Total Potential Payments Upon Termination or Change in Control		$4,179,806	$7,503,177	$4,023,720
____________

(1)
Pursuant to the terms of the restated employment agreements with Messrs. Rady, Barton and Wyll above, the severance payment is an amount equal to one times (one and one-half times in the case of Mr. Barton) the sum of (i) such executive officer's annual base salary then in effect, plus (ii) an amount equal to the average of the annual bonuses awarded to such executive officer for each of the three fiscal years prior to the date of termination; provided, however, that such payment multiple shall be two times the sum of the foregoing for each of such executive officers in the event of their respective termination within twelve months of a change of control. The calculations in the table are based on each such executive officer's annual base salary on December 31, 2015 and such executive's annual bonus for the preceding three years. The severance payment will be paid in a lump sum. Mr. Gammieri is not currently entitled to a severance payment upon termination of employment prior to a change of control.

(2)
For purposes of this calculation, each named executive officer's total unvested shares of restricted stock that will vest upon such event on December 31, 2015, are multiplied by the closing market price of our common stock at December 31, 2015, of $38.35. Unless otherwise provided in an equity award agreement, Messrs. Rady, Barton and Wyll are entitled to receive accelerated vesting of 50% of such executive officer's outstanding equity awards held by such executive officer as of the termination date (which percentage shall be increased to 100% in the event such a termination occurs within twelve months following a change in control). Mr. Gammieri is entitled to accelerated vesting of 100% of his outstanding performance-based awards held upon death or disability, subject to the terms of his restricted stock awards.

(3)
This figure represents the amount needed to pay for health benefits for Messrs. Rady, Barton and Wyll and their respective eligible family members for 12 months following such executive officer's termination of employment at the same level as in effect immediately preceding his termination of employment. This amount is payable in cash in a lump sum. Mr. Gammieri is not currently entitled to Company-paid health benefits upon termination of employment, other than as required by law.

Severance Payments
Effective September 14, 2015, John Chamberlain ceased serving as President and Chief Executive Officer of the Company and resigned from the Board of Directors of the Company. In connection with his separation from the Company, the Company and Mr. Chamberlain entered into a release agreement, pursuant to which Mr. Chamberlain was paid a lump sum cash separation payment in the amount of $2,402,242, continued health benefits at the Company's expense for a period of twelve months and accelerated vesting of 50% of his outstanding restricted stock awards (which resulted in a total of 17,390 shares vesting).

Risk Assessment of Compensation Program

In February 2016, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation, long-term incentive compensation and severance arrangements. Management's risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program.

Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Equity Compensation Plan Information
The following table sets forth certain equity compensation plan information for the Company as of December 31, 2015.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	3,144,141
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	—	—	3,144,141
Executive Deferred Compensation Plans
Our operating partnership has adopted the American Assets Trust Executive Deferral Plan V, or EDP V, and the American Assets Trust Executive Deferral Plan VI, or EDP VI. These plans were adopted by our operating partnership as successor plans to those deferred compensation plans maintained by American Assets, Inc., in which certain employees of American Assets, Inc., who were transferred to us in connection with our initial public offering, participated prior to our initial public offering. EDP V and EDP VI contain substantially the same terms and conditions as these predecessor plans. American Assets, Inc. transferred the account balances under the predecessor plans to our operating partnership. These transferred account balances represent amounts deferred by certain employees prior to our initial public offering while they were employed by American Assets, Inc.
EDP V is a frozen plan, meaning that no additional deferrals or contributions will be made into the plan and all participants are 100% vested in their account balances under that plan. Participant accounts in EDP V are credited with earnings at a specified rate determined based on the participant's years of service. Participants in EDP V are entitled to receive a distribution from their account upon a separation from service, death, disability or retirement (as defined in EDP V). Distributions are generally paid in installments over a period of 15 years. In the event of a participant's disability, he or she will receive an annual disability benefit equal to one and one-half times the amount of the greatest annual deferral amount by such participant. These disability benefits will continue until the participant's death, the date he or she ceases to be disabled or the date he or she attains age sixty-five. If a participant dies before he or she retires, his or her successor will receive a death benefit equal to the greater of (i) the participant's then-existing account balance or (ii) ten times the amount of the greatest annual deferral amount by such participant, paid in a lump sum. Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments or variable interest-rate products chosen by them. Mr. Barton is the only named executive officer who is a participant in EDP V.
EDP VI allows for deferrals by participants of up to 90% of base salary and up to 100% of bonuses and other cash or equity-based compensation approved by our compensation committee. For the 2015 calendar year, participants in EDP VI were eligible to elect to defer base salary, bonuses and other cash compensation. There is no maximum dollar limit on the amount that may be deferred by a participant each year.  Participants in EDP VI will elect to have the participant's account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment options selected by the participant.  Participants are permitted to change their investment elections at any time.  Our operating partnership may also make discretionary contributions to a participant's account under EDP VI, and which contributions will be subject to a seven-year vesting schedule. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts.  Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments chosen by them.
Participants in EDP VI are entitled to receive a distribution from their account upon a separation from service, a specified date, death, disability, retirement (as defined in EDP VI), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under section 409A of the Internal Revenue Code of 1986, as amended. Distributions are in a lump sum or annual installments over a period of 5, 10 or 15 years based upon the participant's election as allowed under EDP VI. Mr. Barton and Mr. Chamberlain were the only named executive officers who participated in EDP VI during 2015.
EDP V and EDP VI are unfunded obligations of our operating partnership, and participants are unsecured creditors of our operating partnership.
We summarize below information regarding the participation in our nonqualified deferred compensation plans by our named executive officers. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2015.

	2015 Nonqualified Deferred Compensation Under EDP V and EDP VI
Name	Executive Contributions in 2015 ($) (1)	Company Contributions in 2015 ($)	Aggregate Earnings/(Losses) in 2015 ($) (2)	Aggregate withdrawals/distributions in 2015 ($)	Aggregate Balance at 12/31/15 ($)
Ernest S. Rady	—	—	—	—	—
John Chamberlain	36,550	—	(2,335)	235,254	—
Robert F. Barton	44,365	—	23,028	—	421,546
Adam Wyll	—	—	—	—	—
Jerry Gammieri	—	—	—	—	—
______________

(1)
Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the named executive officer) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2014 that are also included as 2015 salary and bonus compensation reported in the Summary Compensation Table total $36,550 for Mr. Chamberlain and $44,365 for Mr. Barton. All of the reported contributions were made under EDP VI, as EDP V is a frozen plan.

(2)
Earnings/(losses) are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and Company contributions during the year. Earnings/(losses) for 2015 were ($2,335) for Mr. Chamberlain and $23,028 for Mr. Barton (of which $5,733 were under EDP V and $17,295 were under EDP VI). These earnings are not reported in the Summary Compensation Table. None of such earnings were above-market interest.

STOCK OWNERSHIP
PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable as of April 1, 2016 for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers, and (iii) all of our directors and named executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of April 1, 2016 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o American Assets Trust, Inc., 11455 El Camino Real, Suite 200, San Diego, California 92130.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares (1)	Percentage of All Shares and Units (2)
American Assets, Inc. (3)	5,375,129	10.64%	8.49%
Ernest Rady Trust U/D/T March 10, 1983 (4)	20,861,126	34.63%	32.95%
Ernest S. Rady (5)	21,279,814	35.33%	33.61%
Robert F. Barton (6)	126,151	*	*
Adam Wyll (7)	55,068	*	*
Jerry Gammieri (8)	27,086	*	*
Duane A. Nelles (9)	68,533	*	*
Larry E. Finger (10)	8,032	*	*
Thomas S. Olinger (11)	7,532	*	*
Dr. Robert S. Sullivan (11)	7,532	*	*
The Vanguard Group (12)	5,476,236	12.06%	8.65%
BlackRock, Inc. (13)	4,068,020	8.96%	6.43%
Vanguard Specialized Funds - Vanguard REIT Index Fund (14)	2,423,956	5.34%	3.83%
All directors and named executive officers as a group (8 persons)	21,579,748	35.82%	34.09%
____________

*	Less than 1.00%.

(1)
Based on current shares of our common stock outstanding (45,407,402 as of April 1, 2016). In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and named executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.

(2)	Assumes a total 45,407,402 shares of our common stock and 17,899,516 common units, where units may be redeemed for cash or, at our option, exchanged for shares of our common stock.

(3)
Includes 265,548 shares of our common stock and 5,107,577 common units held by American Assets, Inc., which is controlled by Ernest Rady Trust U/D/T March 10, 1983 or the Rady Trust and; 2,004 common units held by Western Insurance Holdings, Inc., which is controlled by American Assets, Inc. American Assets, Inc. disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.

(4)
Includes (a) 4,971,016 shares of our common stock and 9,720,409 common units held by the Rady Trust; (b) 265,548 shares of our common stock and 5,107,577 common units held by American Assets, Inc., which is controlled by the Rady Trust; (c) 2,004 common units held by Western Insurance Holdings, Inc., which is controlled by American Assets, Inc.; (d) 594,572 shares of our common stock held by Insurance Company of the West, which is controlled by the Rady Trust; and (e) 200,000 shares of our common stock held by Explorer Insurance Company, which is controlled by the Rady Trust. The Rady Trust disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.

(5)
Includes (a) 4,971,016 shares of our common stock and 9,720,409 common units held by the Rady Trust; (b) 27,000 shares of our common stock held by the Evelyn Shirley Rady Trust U/D/T March 10, 1983, for which Mr. Rady is the trustee; (c) 265,548 shares of our common stock and 5,107,577 common units held by American Assets, Inc., which is directly controlled by Mr. Rady; (d) 594,572 shares of our common stock held by Insurance Company of the West, which is directly controlled by Mr. Rady; (e) 200,000 shares of our common stock held by Explorer Insurance Company, which is directly controlled by Mr. Rady; (f) 2,004 common units held by Western Insurance Holdings, Inc., which is directly controlled by Mr. Rady; (g) 323,513 shares of our common stock held by the Rady Family Foundation, for which Mr. Rady is the trustee; (h) 24,000 shares of our common stock held by Ernest Rady IRA; and (i) 48,557 shares of restricted common stock granted to Mr. Rady pursuant to our 2011 Plan. Mr. Rady disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein. Additionally, as of April 1, 2016, Mr. Rady has pledged 2,240,000 shares of our common stock as collateral under a margin account for personal loan purposes.

(6)
Includes (a) 1,481 shares of our common stock held by the Robert and Katherine Barton Living Trust, for which Mr. Barton is a trustee and beneficiary, and as such is the beneficial owner of the shares held by such trust, (b) 92,244 shares of our common stock, and (c) 32,426 shares of restricted stock granted to Mr. Barton pursuant to our 2011 Plan.

(7)	Includes (a) 38,096 shares of our common stock and (b) 16,972 shares of restricted stock granted to Mr. Wyll pursuant to our 2011 Plan;

(8)	Includes (a) 15,738 shares of our common stock and (b) 11,348 shares of restricted stock granted to Mr. Gammieri pursuant to our 2011 Plan.

(9)
Includes (a) 1,678 shares of restricted stock granted pursuant to our 2011 Plan to Mr. Nelles as a non-employee director and (b) 66,855 shares of our common stock. 64,437 shares of our common stock (including shares purchased by Mr. Nelles and certain shares of restricted stock that has vested) are held by the Nelles Intervivos Trust dtd. 3/29/1976, for which Mr. Nelles is a co-trustee and beneficiary, and as such is the beneficial owner of the shares held by such trust.

(10)	Includes (a) 1,678 shares of restricted stock granted pursuant to our 2011 Plan to Mr. Finger as a non-employee director and (b) 6,354 shares of our common stock.

(11)
For each of Mr. Olinger and Dr. Sullivan, includes (a) 1,678 shares of restricted stock granted pursuant to our 2011 Plan to Mr. Olinger and Dr. Sullivan as non-employee directors, and (b) 5,854 shares of our common stock.

(12)
The Vanguard Group, Inc., in its capacity as investment adviser, may be deemed to beneficially own 5,476,236 shares of our common stock, which are held of record by subsidiaries and clients of The Vanguard Group. The Vanguard Group's address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.'s Schedule 13G/A filed with the SEC on February 10, 2016.

(13)
BlackRock, Inc. ("BlackRock"), a parent holding company, may be deemed to beneficially own 4,068,020 shares of our common stock, which are held of record by the following wholly owned subsidiaries of BlackRock: (a) BlackRock Advisors LLC, (b) BlackRock Asset Management Canada Limited, (c) BlackRock Asset Management Ireland Limited (d) BlackRock Asset Management North Asia Limited, (e) BlackRock Asset Management Schweiz AG, (f) BlackRock Fund Advisors, (g) BlackRock Fund Managers Ltd, (h) BlackRock Institutional Trust Company, N.A., (i) BlackRock International Limited, (j) BlackRock Investment Management (Australia) Limited, (k) BlackRock Investment Management (UK) Ltd, (l) BlackRock Investment Management, LLC, and (m) BlackRock Japan Co Ltd. BlackRock's address is 55 East 52nd Street, New York, NY 10055. The foregoing information is based on BlackRock's Schedule 13G/A filed with the SEC on January 25, 2016.

(14)
Vanguard Specialized Funds' address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on Vanguard Specialized Funds' Schedule 13G/A filed with the SEC on February 9, 2016.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our named executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year ended December 31, 2015, our named executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

RELATED-PARTY AND
OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.

Release of Guarantees

The Rady Trust and certain other affiliates of Mr. Rady were guarantors of approximately $879.0 million of indebtedness, in the aggregate, that was assumed by us upon completion of our initial public offering. The guarantees with respect to substantially all of this indebtedness are limited to losses incurred by the applicable lender arising from a borrower's fraud, intentional misrepresentation or other “bad acts,” a borrower's bankruptcy, a prohibited transfer under the loan documents or losses arising from a borrower's breach of certain environmental covenants. Except as set forth in the following sentence, in connection with this assumption, the Rady Trust and such other affiliates of Mr. Rady were all released from their guarantee obligations, and the operating partnership and/or the REIT became replacement guarantors, from the date of the initial public offering. With respect to the assumption of the indebtedness related to the Loma Palisades property, the operating partnership was required to become a guarantor of such obligations, but the lenders did not consent to the release of American Assets, Inc. from its guarantee of such indebtedness. The operating partnership has entered into an indemnity agreement with American Assets, Inc., pursuant to which the operating partnership is obligated to reimburse American Assets, Inc. for any amounts paid by it under such guarantee with respect to the assumed Loma Palisades indebtedness.

Partnership Agreement

In connection with the completion of our initial public offering and certain formation transactions in which we engaged in connection with our initial public offering, or the Formation Transactions, we entered into an amended and restated partnership agreement with the various persons receiving common units in the Formation Transactions, including Mr. Rady, his affiliates and certain other executive officers of our Company. As a result, these persons became limited partners of our operating partnership.

Pursuant to the partnership agreement, limited partners of our operating partnership and some assignees of limited partners have the right to require our operating partnership to redeem part or all of their common units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their common units for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter.

In addition, we may not, without prior limited partner approval, directly or indirectly transfer all or any portion of our interest in the operating partnership before the later of the death of Mr. Rady and the death of his wife, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets, a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests or an issuance of shares of our stock, in any case that requires approval by our common stockholders.

Registration Rights

We entered into a registration rights agreement with the various persons who received shares of our common stock and/or common units in the Formation Transactions, including Mr. Rady, his affiliates, immediate family members and related trusts and certain of our executive officers. Pursuant to the registration rights agreement, we filed registration statements on Form S-3 covering the resale of the shares of our common stock issued in the Formation Transactions and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the Formation Transactions.

In addition, in connection with our filing a registration statement with respect to an underwritten offering for our own account, any of Mr. Rady and his affiliates, immediate family members and related trusts will have the right, subject to certain limitations, to register such number of shares of our common stock issued to him or her pursuant to the Formation Transactions as each such person requests.

Under certain circumstances, we are also required to undertake an underwritten offering upon the written request of holders of at least 10% in the aggregate of the securities originally issued in the Formation Transactions, provided the securities to be registered in such offering shall (i) have a market value of at least $25 million or (ii) shall represent all of the remaining securities acquired in the Formation Transactions by Mr. Rady and his affiliates, immediate family members and related trusts and such securities shall have a market value of at least $10 million, and provided further that we are not obligated to effect more than three such underwritten offerings. We agreed to pay all of the expenses relating to the securities registrations described above.

Tax Protection Agreement

We entered into a tax protection agreement with certain limited partners of our operating partnership, or the protected partners, including Mr. Rady and his affiliates. Under this agreement, our operating partnership will indemnify the protected partners for their tax liabilities (plus an additional amount equal to the taxes incurred as a result of such indemnity payment) attributable to their share of the built-in gain, as of the closing of the Formation Transactions, with respect to their interest in Carmel Country Plaza, Carmel Mountain Plaza, Del Monte Center, Loma Palisades, Lomas Santa Fe Plaza, Waikele Center or the ICW Plaza portion of Torrey Reserve Campus, which we collectively refer to as the tax protected properties, if the operating partnership, without the consent of Mr. Rady, disposes of any interest with respect to such properties in a taxable transaction during the shorter of the seven-year period after the closing of the Formation Transactions and the date on which 50% or more of the common units originally received by any such protected partner in the Formation Transactions have been sold, exchanged or otherwise disposed of by the protected partner, subject to certain exceptions and limitations. In addition, if during this period we fail to offer certain of the protected partners an opportunity to guarantee, in the aggregate, up to approximately $129.4 million of our outstanding indebtedness, or if we fail to make commercially reasonable efforts to provide such partners who continue to own more than 50% of the common units originally received by such partners in the Formation Transactions with an opportunity to guarantee debt after this period, we will be required to indemnify such partners against their resulting tax liabilities (plus an additional amount equal to the taxes they incur as a result of such indemnity payment). Notwithstanding the foregoing, the operating partnership's indemnification obligations under the tax protection agreement will terminate upon the later of the death of Mr. Rady and the death of his wife. Mr. Rady and his affiliates will have the opportunity to guarantee up to approximately $51.3 million of our outstanding indebtedness. Among other things, this opportunity to guarantee debt is intended to allow the protected partners to defer the recognition of gain in connection with the Formation Transactions. The sole and exclusive rights and remedies of any protected partner under the tax protection agreement shall be a claim against our operating partnership for such protected partner's tax liabilities as calculated in the tax protection agreement, and no protected partner shall be entitled to pursue a claim for specific performance or bring a claim against any person that acquires a protected party from our operating partnership in violation of the tax protection agreement.

Lease Agreement, Workers' Compensation Insurance and Private Placement with Insurance Company of the West

Insurance Company of the West, or ICW, which was founded by Mr. Rady and is controlled by him, is a major tenant at Torrey Reserve Campus. Mr. Rady currently serves as the chairman of the board of directors of ICW. Pursuant to a lease agreement with ICW, we received approximately $2.2 million in rent from ICW in 2015. Additionally, on July 1, 2015, we renewed our workers' compensation insurance policy with ICW. The policy premium is approximately $0.2 million for the period July 1, 2015 through July 1, 2016. Finally, on March 9, 2015, we entered into a common stock purchase agreement with Explorer Insurance Company (a subsidiary of ICW). The purchase agreement provided for the sale by us to Explorer Insurance Company, in a private placement, of 200,000 shares of common stock at a price of $40.54 per share, resulting in gross proceeds to us of approximately $8.1 million.

AAI Aviation, Inc.

We utilize aircraft services provided by AAI Aviation, Inc., or AAIA, an entity owned by American Assets, Inc. American Assets, Inc. is directly controlled by Mr. Rady. For the year ended December 31, 2015, we incurred approximately $0.2 million of expenses related to aircraft services of AAIA or reimbursement to Mr. Rady (or his trust) for use of the aircraft owned by AAIA. These expenses are recorded as general and administrative expenses in our consolidated statements of comprehensive income.

Transition Services Agreement and American Assets, Inc.

Our operating partnership has entered into a transition services agreement with American Assets, Inc. pursuant to which it and American Assets, Inc. have each agreed to provide the other with such services as the other shall reasonably request. Any party receiving services under this agreement shall reimburse the party providing such services for the fully loaded cost of providing such services and for any other actual and reasonable out of pocket expenses incurred in connection with providing such services. Either party may terminate this agreement upon 30-days' written notice.

Equity Incentive Award Plan

In connection with the Formation Transactions, we adopted a cash and equity-based incentive award plan for our directors, officers, employees and consultants. The material terms of such award plan are described above under “Compensation Discussion and Analysis — Elements of Executive Officer Compensation.”

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Code of Business Conduct and Ethics policy since our initial public offering in January 2011. As part of our Code of Business Conduct and Ethics, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.
We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party and the extent of the related party's interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (ii) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:

•	any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;

•	any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is (or was) expected to occur or exist;

•
any immediate family member of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and

•
any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

INCORPORATION BY REFERENCE

The Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and any information included on our web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single Notice of Internet Availability or Annual Report and Proxy Statement to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Notice of Internet Availability or Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household our Notice of Internet Availability or Annual Report and Proxy Statement for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account that receives an Annual Report and Proxy Statement at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Notice of Internet Availability or Annual Report and Proxy Statement, as requested, to any stockholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability or Annual Report and Proxy Statement, or future Notices of Internet Availability, annual reports and proxy statements, then you may contact our Investor Relations Department by: (i) mail at American Assets Trust, Inc., Attention: Investor Relations, 11455 El Camino Real, Suite 200, San Diego, California 92130, (ii) telephone at (858) 350-2600, or (iii) e-mail at info@americanassets.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Notice of Internet Availability or Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

STOCKHOLDER PROPOSALS
2016 Annual Meeting Proposals
Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement and any procedural matters relating to these proposals.
2017 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2017 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the first page of this Proxy Statement no later than December 17, 2016. Any proposal should be addressed to our General Counsel and may be included in next year's proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, our Bylaws currently require that we be given advance written notice of nominations for election to our Board of Directors and other matters that stockholders wish to present for action at an annual meeting of stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). Our Secretary must receive such notice at the address set forth in the Introduction not later than December 17, 2016 and no earlier than November 17, 2016 for matters to be presented at the 2017 annual meeting of our stockholders. However, in the event that the 2017 annual meeting is held before May 15, 2017 or after July 14, 2017, for notice by the stockholder to be timely it must be received not earlier than 150 days prior to the date of the 2017 annual meeting and not later than 5:00 p.m., Eastern time, on the later of (i) 120 days prior to the date of the 2017 annual meeting and (ii) the tenth day following the day on which public disclosure of the date of such meeting was first made by the Company.

ANNUAL REPORT
We sent a Notice of Internet Availability and provided access to our Annual Report over the Internet to stockholders of record on or about April 15, 2016. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the Annual Meeting desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a request identifying the person so requesting a report as a stockholder of American Assets Trust, Inc. at such date. Requests should be directed by (i) mail at American Assets Trust, Inc., Attention: Investor Relations, 11455 El Camino Real, Suite 200, San Diego, California 92130, (ii) telephone at (858) 350-2600, or (iii) e-mail at info@americanassets.com. In addition, on the Investor Relations page of our web site at www.americanassetstrust.com, you can obtain, free of charge, a copy of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

OTHER MATTERS

Our Board of Directors knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are encouraged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.
By Order of the Board of Directors,

Adam Wyll
Senior Vice President, General Counsel and Secretary
San Diego, California
April 15, 2016

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN ASSETS TRUST, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on June 14, 2016

The Notice of Annual Meeting, Proxy Statement, 2015 Annual Report and other SEC filings are available at the Investor Relations page of our corporate information web site at www.americanassetstrust.com.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**The Board of Directors unanimously recommends you vote "FOR" the five nominees listed below:**

| For All | Withhold All | For All Except |
|---|---|---|
| ☐ | ☐ | ☐ |

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

______________________________

1. Election of Directors

**Nominees**

01 Ernest S. Rady    02 Larry E. Finger    03 Duane A. Nelles    04 Thomas S. Olinger    05 Dr. Robert S. Sullivan

**The Board of Directors recommends a vote "FOR" proposals 2 and 3.**

For address change/comments, mark here. ☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]    Date

Signature (Joint Owners)    Date

0000269813_1 R1.0.1.25

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement and Annual Report/ 10K are available at www.proxyvote.com

**AMERICAN ASSETS TRUST, INC**
**Annual Meeting of Stockholders**
**June 14, 2016 9:00 AM PACIFIC TIME**
**This proxy is solicited by the Board of Directors**

The stockholder hereby appoints Robert F. Barton and Adam Wyll, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN ASSETS TRUST, INC. that the stockholder is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 14, 2016, at 11455 El Camino Real, ICW Boardroom - 2nd Floor, San Diego, CA 92130, and any adjournment or postponement thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

**Continued and to be signed on reverse side**

0000269813_2 R1.0.1.25